UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Crown Crafts, Inc.

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For immediate release	August 3, 2010
CROWN CRAFTS EXPECTS 10% INCREASE IN NET SALES FOR FISCAL 2011 AND
ADJUSTED EBITDA OF APPROXIMATELY $11.8 MILLION, OR 12.4% OF NET SALES, UP
12.4% FROM FISCAL 2010; FORECASTS EARNINGS OF $0.64 PER FULLY DILUTED
SHARE IN FISCAL 2011 VS. $0.52 IN FISCAL 2010
• Strong cash flow to generate debt-free balance sheet (net of cash)
• Financial strength and strategic progress fuel expectations for further improvement in net sales and Adjusted EBITDA
• Company intends to release fiscal 2011 first-quarter results on August 11, 2010
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) provided guidance today that based on the continuing progress of its long-term growth strategy and the impact of recent acquisitions, combined with steadily improving market conditions, the Company expects to achieve further improvement in net sales and Adjusted EBITDA in fiscal 2011.
For the fiscal year ending April 3, 2011, the Company expects net sales of approximately $95.0 million, an increase of approximately 10.3% from net sales of $86.1 million in fiscal 2010. Net income for fiscal 2011 is expected to be $0.64 per fully diluted share, before proxy costs, an increase of 23.1% compared with $0.52 per fully diluted share for the prior year. Adjusted EBITDA, excluding interest, taxes, depreciation, amortization, impairment charges and costs associated with the current proxy contest, is expected to be approximately $11.8 million, or 12.4% of net sales for fiscal 2011. This represents a 12.4% increase from $10.5 million in fiscal 2010.
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

“Crown Crafts is ideally positioned, both operationally and financially, to aggressively pursue our strategic vision and build on our annualized five-year total shareholder return performance of 49.3%,” said E. Randall Chestnut, the Company’s Chairman, President and Chief Executive Officer. “In the challenging 2010 fiscal year, we delivered a 23% increase in shareholders’ equity and achieved the Company’s highest Adjusted EBITDA since 1998. We are poised to build on that value creation momentum, in line with a recovering economy. Several new placements with key retailers are expected to drive organic growth, coupled with our successful integration of the four accretive, higher-margin strategic acquisitions we have completed in the past four years. We also see tremendous opportunities on a global basis and intend to build on our international sales, which grew 164% over the past year and now exceed 10% of the total sales of our branded products.”
Chestnut continued, “Financially, we have a very strong balance sheet and have reduced debt from $48 million in 2001 to $5.1 million at the end of fiscal 2010, of which $3.8 million is non-interest bearing. Our Board and management team are keenly focused on delivering sustained shareholder value creation through our renewed dividend yield and prudently timed uses of cash — in fiscal 2011 and beyond.”
The Company intends to release the results of its operations for the first quarter of fiscal 2011 before the market opens on August 11, 2010. Chestnut and Olivia W. Elliott, Chief Financial Officer, will host a teleconference at 1:00 p.m. Central Daylight Time on that day to discuss the Company’s results and answer appropriate questions.
Interested individuals may join the teleconference by dialing (877) 317-6789. Please refer to conference number 327601. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found on the investor relations portion of the Company’s website after earnings are released.
A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 19, 2010. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 327601.

About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. www.crowncrafts.com.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Crown Crafts, Inc. and Subsidiaries
Non-GAAP Reconciliation of Net Income to Adjusted EBITDA
In Thousands

	Twelve Months	Twelve Months
	Ending	Ended
	April 3, 2011	March 28, 2010
Net income	$6,125	$4,780
Interest expense	380	692
Interest income	—	(17)
Income tax expense	3,775	3,034
Depreciation	300	286
Amortization	1,200	1,544
Impairment charge — asset held for sale	—	154

Adjusted EBITDA	$11,780	$10,473

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also disclosed certain measures of its financial position and results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures include the discussion of the Company’s debt on a net-of-cash basis and Adjusted EBITDA, which excludes an impairment charge associated with an asset held for sale in fiscal year 2010 and the Company’s anticipated costs associated with its proxy contest in fiscal year 2011. Adjusted EBITDA is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. The Company believes that its presentation of Adjusted EBITDA is useful in that it is an important indicator of the Company’s ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due. The items excluded to calculate Adjusted EBITDA are significant components that should be considered in understanding and assessing the Company’s financial performance. In addition, although the Company analyzes its debt position internally on a net-of-cash basis, GAAP permits such an offsetting presentation of these amounts only in limited circumstances. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its debt balances, net income or loss, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity. Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, companies calculate them in varying ways. Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.
Contact:
Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124

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